                                                                    Exhibit 99.A

                                                               EXECUTION VERSION

                    REVISED AND RESTATED MANAGEMENT AGREEMENT

         This Revised and Restated Management Agreement ("Agreement") is entered into as of the 4th day of May, 1995, by and between The Newstar Group, a California corporation d/b/a The Wilstar Group ("Wilstar") and Cherokee Inc., a Delaware corporation (THE "Company").

         WHEREAS, the Board of Directors of the Company believes it to be in the Company's best interest to immediately engage the management services of Wilstar, which will provide the services of Robert Margolis ("Margolis"), pursuant to the terms of this Agreement and Wilstar desires to accept such engagement;

         WHEREAS, on May 4, 1995, the Company and Wilstar entered into an agreement and a side letter (collectively the "Prior Agreement") regarding the subject matter hereof and now wish to replace the Prior Agreement, in its entirety, with this Agreement which shall be effective as of the date of the Prior Agreement;

         WHEREAS, subject to the terms and conditions set forth herein, the Company and Wilstar wish to set forth their understanding regarding the mutual rights, obligations and responsibilities of Wilstar and the Company in connection with Wilstar's management of the Company; and

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Wilstar agree as follows:

         Section 1. Term.

         1.1 Initial Term. Except as provided in Sections 1.2 and 9 below, the term of this Agreement shall commence as of the date hereof and shall terminate on May 31, 1998.

         1.2 Extended Term. In the event the Company's consolidated "pre-tax earnings" computed in accordance with generally accepted accounting principals ("GAAP")(the "Pre-Tax Earnings"), as set forth in the Company's audited financial statements for any of the Company's fiscal years during the term hereof (the "Financial Statements"), commencing with the fiscal year ended May 31, 1996, are no less than 80% of the Pre-Tax Earnings contained in the budget submitted to and approved by the Board of Directors and by Margolis for such fiscal year (the "Budgeted Earnings"); the termination date of this Agreement will automatically be extended an additional year. For the purposes hereof "Term" shall refer to the Initial Term and the Extended Term, if applicable.

         Section 2. Management Services.

         2.1 General Responsibilities. Subject to the supervision of the Board of Directors of the Company, Wilstar shall provide the services of Margolis as the Company's Chairman of the Board and Chief Executive Officer ("CEO"). Wilstar represents and warrants that it shall be able to deliver Margolis' services as contemplated hereby and that it shall be able to have Margolis agree to be bound by the terms of this Agreement.

         2.2 Management Titles. As of the effective date of this Agreement, the Board of Directors of the Company shall appoint Robert Margolis, Chairman of the Board and CEO with all the powers and authorities as are customarily vested in the chairman of the board and the chief executive officer of a company.

         Section 3. Management Compensation, As compensation for its services rendered under this Agreement, the Company shall compensate Wilstar as follows:

         3.1 Base Compensation. As its base compensation for services rendered hereunder for the term hereof, Wilstar shall receive four hundred thousand dollars ($400,000) per annum from the Company (the "Base Compensation"). Wilstar shall be paid its Base Compensation monthly, in arrears on the last business day of the month.

         3.2 Performance Bonus. Wilstar shall be entitled to performance bonuses as described in this Section 3.2. If no Uniform Sale (as defined below) occurs, Wilstar shall receive a Performance Bonus equal to ten percent (10%) of the Pre-Tax Earnings in excess of a threshold amount of three million five hundred thousand dollars ($3,500,000) for the fiscal years ended May 31, 1996, 1997 and 1998. If a Uniform Sale does occur, Wilstar shall receive a Performance Bonus equal to ten percent (10%) of the Pre-Tax Earnings in excess of an adjusted threshold amount of two million five hundred thousand dollars ($2,500,000) for the fiscal years ended May 31, 1996, 1997 and 1998. If a Uniform Sale occurs during any of the above-referenced fiscal years, the bonus threshold shall be prorated between the threshold amount and the adjusted threshold amount. The Performance Bonus shall be paid in full no later than five (5) business days after the issuance of the Financial Statements for each of such fiscal years or if no audited Financial Statements are issued, no later than ninety (90) days after the end of any such fiscal year. For purposes of this Agreement, the term "Uniform Sale" shall mean the sale of all or substantially all of the assets of the Company's Uniform Division.

         3.3 Wilstar Options. Wilstar shall receive on the date of this Agreement options to purchase up to seven and one-half percent (7.5%) of the Common Stock (as defined below) on a "fully diluted basis", which for the purposes hereof shall be deemed to be (i) all
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currently issued and outstanding Common Stock; (ii) plus any shares of Common
Stock issuable and minus any shares of Common Stock that are cancelled pursuant to the Prepackaged Plan (as defined below); and (iii) plus any shares of Common Stock issuable or in connection with currently outstanding agreements (collectively, the 'Diluted Common Stock") at an exercise price equal to three dollars ($3.00) per share (the 'Wilstar Options"). The Wilstar Options will have a five (5) year term from the date of grant, shall vest in one-third increments with one-third vesting upon the execution hereof and one-third vesting on each of the first two anniversaries of this Agreement. A Wilstar Option Agreement embodying the terms and conditions of the Wilstar Options set forth in this
Section 3.3 and such other terms and conditions as may be mutually agreed shall be executed concurrently with this Agreement. The shares issued pursuant to the Wilstar Options shall be subject to a Registration Rights Agreement pursuant to which the Company shall agree to grant Wilstar "piggy back" registration rights to include all or such portion of the Common Stock issuable upon the exercise of the Wilstar Options in any Form S-8, S-3, S-1 or other Registration Statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), (i) so long as Wilstar would be deemed to be an "affiliate" as such term is defined in the Act; or (ii) Wilstar owns "restricted shares" of Common Stock as such term is defined in the Act (which restricted shares have not satisfied the holding period required for sales under Rule 144 of the Act (the "Holding Period")); or (iii) after expiration of the Holding Period, if such "restricted shares" are in an amount in excess of the volume limitations under Rule 144 of the Act (collectively, the "Restriction Period"). In addition, the Registration Rights Agreement shall provide that Wilstar shall have a one time "demand" registration right prior to the expiration of the Restriction Period. Such Registration Rights Agreement shall be executed concurrently with this Agreement. For purposes of this Agreement, the term "Prepackaged Plan" refers to that certain pre-packaged Chapter 11 plan of reorganization as confirmed by the Bankruptcy Court on December 14, 1994 and the term "Common Stock" refers to all stock issued or issuable by the Company to the Company's creditors and/or stockholders pursuant to the Prepackaged Plan.

         3.4 Performance Options. Wilstar shall receive on the date of this Agreement options to purchase up to twenty-two and one-half percent (22.5%) of the Diluted Common Stock for an exercise price of two cents ($,02) per share (the "Performance Options"). The Performance Options shall have a five (5) year term commencing from the date of grant and shall vest and be exercisable as follows:

         (a) If a Uniform Sale does not occur:

CUMULATIVE
PERCENTAGE OF DILUTED
COMMON STOCK EXERCISABLE               EQUITY VALUE OF THE COMPANY
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
7.50%                                  EQUAL TO OR GREATER THAN $40,000,000
7.50%                                  EQUAL TO OR GREATER THAN $60,000,000
5.00%                                  EQUAL TO OR GREATER THAN $80,000,000
2.50%                                  EQUAL TO OR GREATER THAN $100,000,000
- ----
22.50%

         (b)   If a Uniform Sale occurs:

CUMULATIVE
PERCENTAGE OF DILUTED
COMMON STOCK EXERCISABLE               EQUITY VALUE OF THE COMPANY

7.50%                                  EQUAL TO OR GREATER THAN $32,500,000
7.50%                                  EQUAL TO OR GREATER THAN $52,500,000
5.00%                                  EQUAL TO OR GREATER THAN $72,500,000
2.50%                                  EQUAL TO OR GREATER THAN $92,500,000
- ----
22.50%

For the purposes of this Agreement, the "Equity Value" of the Company shall be computed as the product of the average closing trading price of the Common Stock for any ninety (90) day period during the term hereof multiplied by the weighted average number of outstanding shares of Common Stock during such period. If a Uniform Sale occurs during such ninety (90) day period, then the Equity Values at which the Performance Options shall vest and be exercisable shall be prorated between the Equity Values set forth in subsection (a) above and the Equity Values set forth in subsection (b) above. For the purposes hereof Wilstar shall be deemed to have earned and shall be fully vested in Performance Options in the percentages of the Diluted Common Stork set forth above in the event it achieves, at any time prior the termination of the Term of this Agreement, the aforementioned computation of "Equity Value". To the extent that Wilstar does not achieve one or more of the appropriate Equity Values set for the above on or prior the termination of the Term of this Agreement, the unvested Performance Options shall expire and shall no longer be exercisable. The Wilstar Option Agreement shall, in addition to the terms and conditions of the Wilstar Option contain the terms and conditions of the Performance Options set forth in this
Section 3.4 and such other terms and conditions as may be mutually agreed shall be executed concurrently. The shares issued pursuant to the Performance Options shall be subject to the Registration Rights Agreement described in Section 3.3 above.

         Section 4. Board of Directors of the Company.

         4.1 Composition of the Board. The Company agrees that it shall use its best efforts to ensure that during the term of this Agreement the Board of Directors consists of either seven or nine directors. If there are seven directors, the Company shall use its best efforts to ensure (i) that one (1) director is nominated by Wilstar (the "Wilstar Director") (the initial Wilstar Director
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shall be Margolis); (ii) that two (2) directors (the "Investor Directors") are nominated by Douglas Weitman, Jess Ravich and the other members of the group, other than Margolis, that filed Schedule 13-Ds, dated April 24, 1995, with respect to the to the purchase of Common Stock of the Company (collectively, the "Outside Investors") (the initial Investor Directors shall be Douglas Weitman and Jess Ravich); and (iii) that four (4) directors are nominated by the non-Wilstar non-Investor Directors (the "Other Directors"). If there are nine directors, the Company shall use its best efforts to ensure that, in addition to the Wilstar Director and the Investor Directors described above, (a) one (1) director is nominated by Wilstar and the Outside Investors together (the "Wilstar/Investor Director") (the initial Wilstar/Investor Director shall be Keith Hull); and (b) five (5) directors are nominated by the Other Directors. If the Board of Directors is expanded, the Company shall use its best efforts to ensure that Wilstar is able to maintain its proportionate representation. During the term of this Agreement, the Company shall use its best efforts to ensure that the Board shall have such committees as it deems appropriate, but in any event shall have audit and compensation committees, each of which shall be comprised of three members, one of whom shall an Investor Director and two of whom shall be selected by the entire Board of Directors from all of the remaining Directors (other than the Wilstar Director). During the term hereof, if (x) the size of the Board of Directors is increased or decreased without Wilstar's maintaining (or increasing) its proportionate representation; (y) the Wilstar Director, the Investor Directors and/or the Wilstar/Investor Director is/are not elected to the Board or are not put on the slate of Directors recommended to the Company's shareholders or any such Director is removed from the Board without Wilstar's prior approval; or (z) Robert Margolis is not elected Chairman of the Board (without Wilstar's consent), then, Wilstar may elect to treat such events as a breach of this Agreement subject to the terms of Sections 9 and 10 below.

         4.2 Board of Directors' Oversight. Wilstar agrees that the Board of Directors shall have approval rights of the Company's (i) budget, (ii) business plan, (iii) capital expenditures (in excess of $25,000 per quarter), (iv) purchases of any businesses or material assets (outside of the ordinary course of business), (v) sales of any of the Company's businesses, divisions or material assets (other than inventory and outside of the ordinary course of business), and (vi) hires of any employees with base salaries (including any contractually promised bonuses) in excess of $100,000 per annum. Within 90 days after the date of this Agreement, Margolis shall present to the Board of Directors a revised business plan for the Company. Thereafter, Margolis shall present further revised business plans within 15 days after any requests from the Board of Directors.

         Section 5. Other Activities of Wilstar, Conflict of Interest.
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Each party hereby acknowledges and agrees that during the term of this Agreement
Margolis shall devote substantially all of his business time to the Company's affairs; provided, however, that the services rendered to the Company by Wilstar and Margolis pursuant to this Agreement shall not be exclusive and that nothing contained herein shall preclude Margolis from devoting time to other business endeavors including endeavors of Wilstar and other endeavors each as described below. Each party agrees that Wilstar and/or Margolis may continue to engage in outside business activities, including the business activities set forth in Exhibit A hereto, that relate to the manufacturing, marketing, licensing, sale and distribution of casual apparel. Wilstar and Margolis shall exercise such rights to engage in outside business activities through their ownership of, or investment in, apparel related enterprises. ne aforementioned activities by Margolis shall not constitute a breach or violation of this Agreement so long as they do not unduly conflict or interfere with the satisfactory performance of Margolis' obligations to the Company pursuant to the terms of this Agreement.

         Section 6. Facilities and Reimbursement of Expenses. Margolis shall be provided, at no expense to Wilstar, with offices, secretarial and administrative support, telephones, etc. at the Company's principal executive offices which shall be located in the greater Los Angeles metropolitan area. In addition, Wilstar shall be reimbursed for any and all reasonable business and administrative expenses it incurs on the Company's behalf (including travel, airfare, hotel and other expenses for out-of-town travel) within 30 days after the Company's receipt of appropriate documentation detailing such expenses; provided, however, that such expenses shall be reviewed for their reasonableness and propriety (the "Expense Review") by the Company's Chief Operating Officer (or, if the Company has no Chief Operating Officer, its Chief Financial Officer) and a committee of the disinterested members of the Board of Directors, including at least one Investor Director, selected by the entire Board from the Other Directors, the Investor Directors and, if applicable, the Wilstar/Investor Director. The Expense Review shall also allocate, if necessary, the expenses between expenses attributable to Wilstar's activities on the Company's behalf (which will be reimbursed) and those expenses attributable to Wilstar's activities on behalf of any other persons or entities (which will not be reimbursed). The Expense Review shall be final and binding on Wilstar.

         Section 7. Insurance. The Company shall and hereby covenants to, at its own expense during the term hereof: (i) maintain directors and officers liability ("D&O') insurance policies covering Margolis, with coverage and amounts as determined by the Board of Directors of the Company; and (ii) provide or reimburse Margolis for health and disability insurance in amounts comparable to those afforded to other officers and executives of similar
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companies or similarly situated officers of the Company, if applicable.

         Section 8. Indemnification. The Company shall indemnify and hold Margolis and Wilstar and its directors, officers, employees, agents, attorneys, representatives, and controlling persons, (collectively, the "Indemnified Parties") harmless from and against all claims or actions of, or demands, suits or proceedings by any third party, and damages, losses and expenses (including reasonable attorneys' fees) in connection therewith, arising out of this Agreement and the performance by Wilstar of its responsibilities hereunder; provided, however, such indemnity shall not apply to any such claim, action, demand, suit, proceeding, damage, loss or expense of any Indemnified Party to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. An Indemnified Party shall give prompt written notice if any claim, charge, action or proceeding ("Indemnity Claim") shall be asserted or commenced which, if successful, could give rise to a claim for indemnification hereunder. Upon notice of any such Indemnity Claim the Company shall, at its own expense, resist and dispose of such claim in such manner as it deems appropriate. The Company shall not, except with the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which requires the payment of money by or imposes any obligations upon the Indemnified Party or which does not include as an unconditional term, the release of the Indemnified Party (and its officers, directors, employees and agents) by the claimant or plaintiff from any liability in respect to such claim or the defense thereof. The foregoing indemnification obligation shall be in addition to any other liability which the Company may have to the Indemnified Parties under the Certificate of Incorporation of the Company or its By-Laws. No Indemnified Party shall settle any claim, demand, action, suit or proceeding without the consent of the Company, which consent shall not be unreasonably withheld.

         Section 9. Events of Termination. This Agreement shall be subject to termination prior to the term set forth in Section 1 upon the occurrence of any of the following:

         9.1 Minimum Pre-Tax Earnings Levels. The Board of Directors (with the Wilstar Directors abstaining) of the Company may in its sole discretion terminate this Agreement by written notice to Wilstar no later than forty-five
(45) days after the release of the Financial Statements for the fiscal years ended May 31, 1996 or 1997, if the Pre-Tax Earnings set forth in such Financial Statements are less than 80% of the Bugeted Earnings for such fiscal year.

         9.2 Breach of the Agreement. Wilstar may terminate this Agreement in the event the Company materially breaches any of the terms and conditions hereof or fails to perform its material obligations hereunder. For the purposes hereof, notwithstanding the terms of this Agreement, unless initiated by Wilstar and/or Margolis, the occurrence, without the express written consent of Wilstar, Margolis or his designee, of any of the following shall be deemed to be a material breach of this Agreement:

         (a) The assignment to Margolis of any duties materially inconsistent with, or the diminution of Margolis' positions, titles, offices, duties and responsibilities with the Company, as in effect from time to time hereunder or any removal of Margolis from, or any failure to re-elect Margolis to, any titles, offices or positions held by Margolis hereunder, including the failure of the Board of Directors to elect Margolis or Wilstar's designee as Chairman of the Board during the term of this Agreement or the failure to elect, or the removal of, any Wilstar and/or Outside Investor nominee as Director from the slate of directors recommended to the Company's stockholders by the Board of Directors;

         (b) Except as in accordance with the terms hereof, a reduction by the Company in the Base Compensation or any other compensation provided for herein;

         (c) The failure by the Company to continue in effect any material benefit or compensation plan to which Wilstar is entitled, hereunder, or plans providing Wilstar with substantially similar benefits, the taking of any action by the Company which would materially and adversely affect Wilstar's participation in, or materially reduce Wilstar's benefits under, any such benefit plan or deprive Margolis any material fringe benefits enjoyed by him pursuant to the terms hereof,

         (d) A change or relocation of Margolis' offices at the Company that materially and adversely affects Margolis' working environment;

         (e) Any other substantial, material and adverse changes in Margolis's working conditions at the Company imposed by the Company; or

         (f) A breach by the Company of the Wilstar Option agreement or the Performance Option agreement.

Upon the occurrence of any of the aforementioned items (a) through (f) above Wilstar may upon ten (10) days prior written notice, during which the Company may cure its breaches, terminate this Agreement unless it determines in good faith that such cure would be impossible in which case termination shall be effective upon such notice.

         9.3 Without Cause.  The Board of Directors may terminate this
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Agreement at any time without cause;

         9.4 For Cause. The Board of Directors may terminate this Agreement at any time "for cause". For the purposes hereof "for cause" shall be limited to the willful misfeasance or gross negligence on the part of Wilstar or Margolis in connection with the performance of their duties pursuant to this Agreement which willful misfeasance and/or gross negligence shall directly cause material harm to the assets, business or operations of the Company; provided, however, prior to the termination of Wilstar as a result of the willful misfeasance or gross negligence of Wilstar or Margolis, the Board of Directors shall notify Wilstar and Margolis in writing of such acts of willful misfeasance or gross negligence and allow Wilstar and/or Margolis a period of not less than twenty
(20) business days to cure such acts, provided further, that if the Board of Directors determines in good faith that the Company has already suffered material and irreparable harm or will suffer such material or irreparable harm in the event Wilstar is allowed such cure period, such termination will be effective immediately upon notice.

         9.5 Death or Disability. This Agreement shall terminate immediately upon Margolis' death. In addition, upon the failure of Wilstar, during the Term, to render services to the Company for a substantially continuous period of six
(6) months, because of Margolis' physical or mental disability during such period, the Company, acting through its Board of Directors or a committee of its Board of Directors including at least one Investor Director to which such authority has been delegated, may terminate Wilstar's employment with the Company. If there should be any dispute between the parties as to Margolis' physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for the purpose by the parties or their representatives, or failing agreement within ten (10) days of a written request therefor by either party to the other, then one designated by the then president of the Los Angeles Medical Society. The certificate of such physician as to the matter in dispute shall be final and binding on the parties

         Section 10. Compensation to Wilstar in the Event of Early Termination of the Agreement. In the event the Agreement is terminated pursuant to Section 9 above, Wilstar shall be entitled to the following compensation and payments:

         10.1 Minimum Payments. In all events Base Compensation pursuant to
Section 3.1 through the date of termination, reimbursement for all expenses pursuant to Section 6 to the date of termination and ongoing indemnification pursuant to Section 8 above. Wilstar shall be entitled to any unpaid Performance Bonus pursuant to Section 3.2 (pro-rated for the last fiscal year if the termination occurs prior to May 31st of such fiscal year). Wilstar shall also be entitled to exercise within ninety (90) days after such termination any vested Wilstar Options or Performance Options. All unvested Wilstar Options and Performance Options shall terminate on the date of termination. In addition, Margolis shall be entitled to comparable ongoing insurance coverage pursuant to Section 7 as may he available to other terminated officers, employees or directors of the Company;

         10.2 Breach by the Company or at the Company's Will. In addition to the payments pursuant to Section 10. 1 above, in the event of a termination pursuant to Sections 9.2 or 9.3 above, Wilstar shall be entitled to the immediate payment of all Base Compensation for the remainder of the term of the Agreement and all Performance Bonuses for the remainder of the term of this Agreement as though such termination had not occurred, and the immediate vesting of all of the unvested Wilstar Options and Performance Options which shall remain exercisable through the balance of their five year term.

         Section 11. No Actions. Except as specifically contemplated hereby, during the term of this Agreement, the Company and its Board of Directors shall not enter into or authorize any contracts, or take any other actions which would be inconsistent or interfere with, modify or supersede the management responsibilities delegated to Wilstar under this Agreement or otherwise impair or interfere with Wilstar's ability to manage the operations of the Company in accordance with the terms hereof. In addition, the Company's Board of Directors shall as soon as practical advise Wilstar of those employees covered by existing employment agreements. Wilstar and Margolis agree that they shall comply with the terms of such employment agreements so long as no such employment agreement, other than that of Michael Seyhun, has a severance provision of greater than six months.

         Section 12. Sale of Common Stock held by Wilstar and/or Margolis. Unless and until this Agreement is terminated prior to March 1, 1996, and except in the event of a public offering of equity securities by the Company, neither Margolis nor Wilstar shall sell any Common Stock prior to March 1, 1996 without the prior written approval of the Company's Board of Directors, which approval shall not be unreasonably withheld. Thereafter, each of Wilstar and Margolis shall be free to sell Common Stock subject only to any restrictions and/or limitations imposed by applicable securities laws.

         Section 13.  Miscellaneous Terms.

         13.1 Jurisdiction. Each of the Company and Wilstar acknowledges and agrees that the sole forum for commencing or pursuing any proceeding with respect to disputes arising under or in connection with this Agreement, any provisions hereunder, or any other document or instrument entered into or given or made pursuant to this Agreement is, and each party irrevocably submits itself to the personal jurisdiction of, the Superior Court for the County of Los Angeles. All parties hereto consent and agree that such courts shall have sole original jurisdiction over any matter arising under or in connection with this Agreement. This consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process as provided in this Agreement and as permitted by law, shall be necessary to confer jurisdiction upon the parties hereto in such courts.

         13.2 Service and Venue. Each of the Company and Wilstar expressly covenants and agrees that service of process may be made, and personal jurisdiction over said party obtained, by serving a copy of the Summons and Complaint upon said party in accordance with the applicable laws and rules of the pertinent court having jurisdiction over the case pursuant to section 13.1 above.

         13.3 Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed duly given (i) when received; (ii) four (4) days after being sent by certified or registered United States mail, postage prepaid, with return receipt requested; or (iii) when received by wire or telecopy addressed to the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

         If to the Company:           Cherokee Inc.
                                      6835 Valjean Avenue
                                      Van Nuys, CA 91406
                                      Attention:  Chief Financial Officer
                                      Fax:     (818) 908-9191

         If to Wilstar:               The Wilstar Group
                                      6835 Valjean Avenue
                                      Van Nuys, CA 91406
                                      Attention:  Robert Margolis
                                      Fax: (818) 908-9191

         13.4 Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the parties hereto. There shall be no waiver of any of the provisions of this Agreement unless in writing signed by the party against which the waiver is sought to be enforced.

         13.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements to be entered into and wholly performed within said state without reference to the conflicts of law provisions thereof.

         13.6 Construction of Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Headings at the beginning of Sections, Subsections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and shalt not constitute a part of this Agreement for any other purpose. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa.

         13.7 Relationship of Parties, Other Activities. The relationship of Wilstar to the Company is one of an independent contractor and is purely contractual and no officer or employee of Wilstar shall be deemed an employee of the Company for any purpose whatsoever.

         13.8 Exhibits and Schedules. All exhibits, schedules and other attachments hereto are hereby incorporated herein by this reference.

         13.9 Further Assurances. After the effective date of this Agreement, each party agrees to execute any and all such further agreements, instruments or documents, and to take any and all such further action, as may be necessary or desirable to carry out the provisions hereof and to effectuate the purposes of this Agreement.

         13.10 Attorneys' Fees.

         (a) The Company shall pay Wilstar up to an aggregate amount of one hundred and twenty thousand dollars ($120,000) for reimbursement of its actually incurred legal and accounting fees incurred through September 1, 1995 in connection with this Agreement, the Prior Agreement and its investment in the Company.

         (b) In the event any action in law or equity or other proceeding is brought for the enforcement of this Agreement or in connection with an interpretation of the provisions of this Agreement, the Court shall award reasonable attorneys' fees and other costs reasonably incurred in such action or proceeding to the parties based on its judgment of the relative merits of their respective claims.

         13.11 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

         13.12 Integration; Parties in Interest. This Agreement, together with the Registration Rights Agreement and the Non-

Qualified Stock Option Agreement both dated as of May 4, 1995, contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements between the parties, whether written or oral. No party shall be liable or bound to any other party in any manner except as specifically set forth in this Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not. No party hereto shall have the right to assign this Agreement without the prior written consent of the other party hereto; provided, however, that so long as Margolis continues to serve the Company pursuant to this Agreement, Wilstar may assign this Agreement to another entity that is a successor to, or affiliated with, Wilstar.

         13.13 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. A facsimile copy of a signed execution page shall constitute due execution of this Agreement and shall binding upon the executing party.

[signature page follows]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the first date hereinabove written.

CHEROKEE INC.



By:
Its:

NEWSTAR GROUP



By:
Robert Margolis
Its:     Chief Executive Officer

                                    Exhibit A

                          [Outside Business Activities]

                                 AMENDMENT NO.1
                                     TO THE
                    REVISED AND RESTATED MANAGEMENT AGREEMENT

                  THIS AMENDMENT NO.1 TO THE REVISED AND RESTATED MANAGEMENT AGREEMENT (this "Amendment") is entered into by and between CHEROKEE INC., a Delaware corporation ("Cherokee"), and THE NEWSTAR GROUP, a California corporation doing business as The Wilstar Group ("Wilstar"), with reference to the following facts:

                  A. Cherokee and Wilstar entered into a Revised and Restated Management Agreement dated May 4, 1995 (the "Agreement").

                  B. The parties now desire to further amend the Agreement on the terms and conditions contained herein.

                  The parties hereto hereby agree as follows:

                  1. Section 1.2 shall be amended to add the following after "("GAAP")" on the third line thereof:

                           "after backing out the effect of any charges or
expenses which are incurred by the Company as a result of the "vesting" or "exercise", as the case may be, of any Performance Options pursuant to Section
3.4 hereof"

                  2. Section 3.4 is deleted in its entirety and replaced by the following Section 3.4:

                  "3.4 Performance Options. Wilstar received on May 4, 1995, options to purchase up to 22.5% of Diluted Common Stock for an exercise price of $0.02 per share (the "Performance Options"). The Performance Options have a term of five years from May 4, 1995, and have certain vesting schedules. The Performance Options are hereby amended as follows:

                           (a)      They shall allow Wilstar to purchase up to a
maximum of 20% of Diluted Common Stock;

                           (b)      The right to purchase all of the shares of
Common Stock issuable upon the exercise of the Performance Options or an aggregate of 20% of Diluted Common Stock shall vest as follows:

                                    (i)     with respect to the initial 15% of
the Diluted Common Stock, on March 26, 1996; and

                                    (ii)    with respect to the balance of 5% of
the Diluted Common Stock, on April 24, 1996.

                           (c)      Notwithstanding anything to the contrary
contained herein, the parties hereto agree that in the event: (x) the Company declares any dividend of cash or property or otherwise declares any payment to the holders of its Common Stock (the "Distribution"), (y) Wilstar or its assignee has exercised the Performance Options for an amount which in the aggregate is greater than fifteen (15%) of the Diluted Common Stock (the "Additional Shares") so that the Additional Shares would be entitled to such Distribution, and (z) the declaration of such Distribution is prior to the occurrence of either of the following: (i) thirty (30) consecutive trading days during which time the closing price of the Common Stock is no less than $7.60 per share; or (ii) May 31, 1997; then and in such event Wilstar agrees that it or any subsequent holder of the Additional Shares shall not be entitled to and shall forfeit any and all rights to the Distribution solely with respect to Additional Shares (the "Forfeiture"). In connection with the Forfeiture, Wilstar further agrees as follows:

                                    (i)         until the occurrence of either
of the events set forth in (z) above all share certificates issued in connection with the Additional Shares shall, in addition to such other legends that may be required, contain the following legend:

                  "PURSUANT TO AMENDMENT 1. TO THE REVISED AND RESTATED MANAGEMENT AGREEMENT BY AND BETWEEN THE COMPANY AND THE NEWSTAR GROUP D/B/A THE WILSTAR GROUP, THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS IRREVOCABLY AGREED TO WAIVE AND FORFEIT ANY AND ALL RIGHTS IN AND TO ANY DIVIDEND OF CASH OR PROPERTY OR OTHER PAYMENT WITH RESPECT TO THESE SHARES WHICH IS DECLARED BY THE COMPANY PRIOR TO THE OCCURRENCE OF EITHER OF THE FOLLOWING EVENTS: (I) THIRTY (30) CONSECUTIVE TRADING DAYS DURING WHICH TIME THE CLOSING PRICE OF THE COMPANY'S COMMON STOCK IS EQUAL TO OR GREATER THAN $7.60 PER SHARE; OR (II) MAY 31, 1997."

                                    (ii)        Wilstar agrees that in the event
any of the Additional Shares are sold, transferred, hypothecated, pledged or assigned by it to another holder (the "Transfer") prior to the occurrence of either of the events set forth in (z) above, that, as a precondition of such Transfer that the transferee acknowledge and agree to the Forfeiture as set forth herein; and

                                    (iii)       that Wilstar and any subsequent
holder of the Additional Shares hereby agrees to indemnify and hold harmless the Company from any and all claims, damages, losses, judgments and costs (including attorneys' fees) incurred by the Company in connection with or relating to any claim arising out of or relating to the Forfeiture asserted by any subsequent holder of Additional Shares.

The Wilstar Option Agreement, which has been executed, shall be amended to reflect the changes to the Performance Options contained herein. The shares issued pursuant to the Performance Options shall be subject to the Registration Rights Agreement described in Section 3.3 above."

                  3. Except as amended hereby, the Agreement remains unchanged and in full force and effect.

                  IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 on the dates set forth below.

                                          CHEROKEE INC.

Dated:___________________                 By:___________________________
                                             Name:______________________
                                             Title:_____________________



                                          THE NEWSTAR GROUP,
                                          a California corporation
                                          d/b/a The Wilstar Group



Dated:___________________                 By_____________________________
                                            Name:________________________
                                            Title:_______________________

                                       -3-